Exhibit 99.1

FOR IMMEDIATE RELEASE

BEACON POWER ANNOUNCES THIRD QUARTER 2010 RESULTS

Tyngsboro, Mass. — November 9, 2010 — Beacon Power Corporation (NASDAQ: BCON), a leading provider of advanced products and services to support a more stable, reliable and efficient electricity grid, announced its financial results for the third quarter ended September 30, 2010.

Recent Company Highlights

•                  Continued construction of the 20 MW flywheel energy storage plant in Stephentown NY. Four MW of frequency regulation capacity are expected to be online and earning revenue by the end of the year.

•                  Received proceeds of $8.2 million at favorable interest rates from the $43 million loan guaranteed by the U.S. Department of Energy.

•                  Executed an interconnection agreement with the New York Independent System Operator (NYISO) and NYSEG, a local utility, enabling the Company to connect its frequency regulation plant in Stephentown to the grid as scheduled.

•                  Signed a $2.25 million two-year ARPA-E development contract in support of developing a next-generation flywheel energy storage system.

•                  The Stephentown project was highlighted in a report issued by the office of U.S. Vice President Joe Biden, entitled “100 Recovery Act Projects that are Changing America.”

Financial Results

For the third quarter of 2010, Beacon Power reported revenue of $124,000 and a net loss of $5.5 million, or ($0.03) per share, compared to revenue of $273,000 and a net loss of $4.1 million, or ($0.03) per share, in the third quarter of 2009. Gross profit for the third quarter of 2010 was $6,000, as compared to a gross profit of $26,000 during the third quarter of 2009. In the first nine months of 2010, Beacon reported revenue of $525,000 and a net loss of $16.6 million, or ($0.09) per share, as compared to revenue of $666,000 and a net loss of $14.4 million, or ($0.12) per share, for the nine months ended September 30, 2009.

During the first three quarters of 2010 and 2009, the Company earned revenue primarily from frequency regulation service provided through an ISO New England pilot program that began in November 2008, as well as from the Company’s research and development contracts and the sale of APS clean energy credits in Massachusetts. Beacon had 3 MW of frequency regulation capacity in service during the first two quarters of 2010, as compared to 1 MW in the first two quarters of 2009. During the third quarter, we transferred a substantial portion of those 3 MW to our Stephentown plant as part of our equity contribution to that project, resulting in lower regulation revenue during the third quarter of 2010 than in the second quarter.

The Company’s frequency regulation revenue increased by approximately $161,000, or 89%, as compared to the first nine months of 2009. On a year-to-date basis, Beacon earned a gross margin of $59,000 from the pilot program, or 17.3%, in 2010, compared to a negative gross margin of $67,000, or (37.2%) in 2009. This significant improvement was primarily driven by a change in the ISO-NE settlement structure in late April 2009 that enabled the Company to net its energy consumption and pay the wholesale rate for net energy usage. However, because the pilot units are connected to the New England grid through a distribution line rather than a transmission line, the Company continues to incur retail transmission and distribution (T&D) charges. These charges represented approximately $199,000, or 70%, of the Company’s total cost of energy during the first nine months of 2010. The Company will connect to the grid at transmission level in Stephentown, NY, and therefore will not incur T&D charges.

During the third quarter, Beacon began to utilize its pilot resource to test flywheels going to Stephentown, and therefore was not operating those units at maximum efficiency. This factor, combined with lower ISO-NE clearing prices for frequency regulation, resulted in negative gross margins of (10.8%) during the third quarter of 2010, as compared to a positive gross margin of 22.2% for the third quarter of 2009. We believe that the lower clearing prices are primarily due to lower electricity demand resulting from current economic conditions, and that regulation pricing will increase as the economy recovers and the need for regulation capacity rises.

For the third quarter ended September 30, 2010, operations and maintenance expenses decreased by $426,000, or 69%, compared to the equivalent period in 2009. On a year-to-date basis, operations and maintenance expenses decreased by $181,000, or 8%. The decrease was due primarily to higher labor and overhead applied to capitalized flywheels as production levels increased. The decrease was partially offset by increases in salaries and benefits related to new hires and higher spending on tools, equipment and production supplies. Research and development expenses for the third quarter decreased by $117,000, or 7%, in comparison to the equivalent period in 2009. For the nine months ended September 30, 2010, research and development increased by $168,000, or 3%, over the comparable period in 2009. The third quarter decrease was due to lower spending on R&D materials, partially offset by an increased use of contractors. Year to date, the increase was due to increased use of contractors and higher labor costs, partially offset by lower spending on R&D materials.

Selling, general and administrative expenses were $722,000 higher for the third quarter of 2010 than in the third quarter of 2009, and $1,205,000 higher on a year-to-date basis, primarily due to costs associated with new hires to market our turnkey systems and manage the Stephentown project. Depreciation expense in the first nine months of 2010 increased by $245,000 compared to the first nine months of 2009. This increase is primarily from the capitalization of flywheel and related equipment that were placed into service in the third and fourth quarters of 2009, as well as machinery and equipment purchased in the fourth quarter of 2009.

In the third quarter of 2010, Beacon established a contract loss reserve of $1,070,000 for its ARPA-E contract, which represents its expected cost share portion of the contract, plus the difference between its GAAP overhead rate and the contract bid rate.

At September 30, 2010, the Company had $3 million in cash and cash equivalents available for general corporate purposes, as compared to $4.3 million at September 30, 2009, and an additional $3 million that belongs to Beacon’s wholly-owned subsidiary, Stephentown Regulation Services, LLC (SRS), and that can only be used for eligible project costs. The SRS cash is included in Restricted cash on the consolidated balance sheet. Beacon’s working capital was ($8.5) million at September 30, 2010, as compared to $0.1 million at September 30, 2009.

Conference Call Details

The Company will host a conference call today, November 9, 2010, at 10:00 a.m. Eastern Time. During the call, Bill Capp, Beacon Power president and CEO, and Jim Spiezio, CFO, will review the Company’s operations and results, followed by a question and answer session. Beacon Power invites all those interested in hearing management’s discussion to join the call by dialing (857) 350-1605 and entering participant access code 75096701 when prompted. A live webcast of the call will also be available via the Company’s website at www.beaconpower.com. Please connect at least 15 minutes prior to the webcast to ensure adequate time for any software download that may be needed. A replay of the event will be available two hours after its completion, and for seven days following the call, by dialing (617) 801-6888 and entering access code 24446661 when prompted. The webcast will also be archived on www.beaconpower.com.

About Beacon Power

Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, which is now in production, being operated and earning revenue, is a non-polluting, megawatt-level, utility-grade flywheel-based solution to provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995:The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be able to comply with the disbursement or other conditions or covenants of the DOE-guaranteed Federal Financing Bank loan for our Stephentown, New York, facility; our need to comply with any disbursement or other conditions or covenants under the DOE Smart Grid grant program; a need to raise additional equity to fund Beacon’s projects and its other operations in uncertain financial markets; conditions in target markets, including the fact that it has taken longer than anticipated for some ISOs to comply with FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones, as well as on improvements in regulation pricing (including the possibility of gaining regulatory and ISO approval of performance pricing for regulation services); the dependence of financial margins on implementing lower cost designs in our 2nd and subsequent 20 MW facilities; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of current conditions in the financial markets generally. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.

Contact:

Darrow Associates

Chris Witty

646.438.9385

cwitty@darrowir.com

BEACON POWER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,040,125	$22,605,147
Accounts receivable, trade	1,558,523	46,907
Unbilled costs on government contracts	21,310	577,356
Prepaid expenses and other current assets	482,062	636,887
Total current assets	5,102,020	23,866,297

Property and equipment, net	42,282,061	24,373,941
Restricted cash	3,228,926	212,557
Deferred financing costs	3,657,985	1,198,873
Advance payments to suppliers	3,484,772	235,879
Other Assets	220,087	114,933
Total assets	$57,975,851	$50,002,480

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,707,050	$1,154,613
Accrued compensation and benefits	1,927,812	1,764,053
Other accrued expenses	4,059,270	1,543,507
Advance billings on contracts	1,877	35,418
Accrued contract loss	1,114,093	257,698
Deferred rent - current	157,871	138,558
Current portion of long term debt	647,661	608,105
Total current liabilities	13,615,634	5,501,952
Long term liabilities:
Lease liability - long term	628,115	746,518
Long term debt, net of discount	11,383,946	3,676,569
Total long term liabilities	12,012,061	4,423,087
Stockholders’ equity:
Common stock	2,000,418	1,716,416
Additional paid-in-capital	253,645,992	245,029,557
Deficit accumulated during the development stage	(222,585,415)	(205,955,693)
Less: treasury stock, at cost	(712,839)	(712,839)
Total stockholders’ equity	32,348,156	40,077,441

Total liabilities and stockholders’ equity	$57,975,851	$50,002,480

BEACON POWER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Revenue	$124,355	$273,096	$525,375	$665,736
Cost of goods sold	118,533	246,844	373,674	704,520
Gross profit	5,822	26,252	151,701	(38,784)
Operating expenses:
Operations and maintenance	195,411	621,109	1,985,578	2,167,203
Research and development	1,509,219	1,625,910	5,470,987	5,302,613
Selling, general and administrative	2,185,046	1,463,545	6,560,695	5,356,356
Loss on sales and contract commitments	1,070,487	—	970,836	132,500
Depreciation and amortization	515,789	479,121	1,591,268	1,345,539
Total operating expenses	5,475,952	4,189,685	16,579,364	14,304,211
Loss from operations	(5,470,130)	(4,163,433)	(16,427,663)	(14,342,995)
Other income (expense), net	(68,617)	71,352	(202,059)	(55,713)
Loss to common shareholders	$(5,538,747)	$(4,092,081)	$(16,629,722)	$(14,398,708)

Loss per share, basic and diluted	$(0.03)	$(0.03)	$(0.09)	$(0.12)
Weighted-average common shares outstanding	198,229,342	122,929,999	186,441,706	115,857,585